Exhibit 99.6
CONSENT OF J.P. MORGAN SECURITIES LLC
     We hereby consent to the references to the joint presentation of the Co-Financial Advisors to the Board of Directors of Citadel Broadcasting Corporation (the “Company”) included in the Information Statement/Proxy Statement/Prospectus relating to the proposed merger of the Company and Cumulus Media Inc. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. We note that we have not delivered an opinion as to the fairness of the consideration to be received in connection with such proposed merger.

J.P. MORGAN SECURITIES LLC
By:	/s/ Anwar M. Zakkour
	Name:	Anwar M. Zakkour
	Title:	Vice Chairman

July 11, 2011